Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan of Radius Health, Inc. of our report dated February 26, 2014, (except Note 19, as to which the date is April 2, 2014 and Note 2, as to which the date is April 25, 2014) with respect to the financial statements of Radius Health, Inc. included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 28, 2014